Exhibit 3.2

TEXT OF BYLAW AMENDMENT

Article II, Directors, of the By-Laws of the Company be, and is hereby, amended and restated to read in its entirety as follows:

“ARTICLE II- BOARD OF DIRECTORS

Section 2.1.  General Powers. The property, business and affairs of the Corporation shall be managed by the Board of Directors. The Board of Directors may exercise all such powers of the Corporation and have such authority and do all such lawful acts and things as are permitted by law, the Certificate of Incorporation or these By-laws.

Section 2.2.  Number of Directors. The Board of Directors of the Corporation shall consist of one or more members; the exact number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by action of the Board of Directors of the Corporation.

Section 2.3.  Qualification. Directors need not be stockholders of the Corporation.

Section 2.4.  Election. Except as otherwise provided by law or by the Certificate of Incorporation, directors of the Corporation shall be elected in each year at the annual meeting of stockholders or at a special meeting in lieu of the annual meeting called for such purpose, by a plurality of votes cast at such meeting. The voting on directors at any such meeting shall be by written ballot.

Section 2.5.  Term. Each director shall hold office until his successor is duly elected and qualified, except in the event of the earlier termination of his term of office by reason of death, resignation, removal or other reason.

Section 2.6.  Resignation and Removal. Any director may resign at any time upon written notice to the Board of Directors, the President or the Secretary. Any director may be removed at anjy time, with or without cause, by the holders of no less than two-thirds of the voting power of the shares then entitled to vote at an election of directors.

Section 2.7.  Vacancies and Newly Created Directorships. Vacancies occurring by reason of death, resignation, removal or otherwise, and newly created directorships resulting from any increasje in the authorized number of directors, shall be filled by action of a majority of the Board of Directors of the Corporation then in office, even if they represent less than a quorum. Each director chosen to fill a vacancy or a newly created directorship on the Board of Directors shall hold office until the next annual election of directors and until his successor shall be elected and qualified.

Section 2.8.  Quorum and Voting. Unless the Certificate of Incorporation provides otherwise and except as otherwise provided in these By-laws, at all meetings of the Board of Directors a jmajority of the total number of directors shall be present to constitute a quorum for the transaction of business. A director interested in a contract or transaction may be counted in determining the presence of a quorum at a meeting of the Board of Directors which authorizes the contract or transaction. In the absence of a quorum, a majority of the directors present may adjourn the meeting until a quorum shall be present.

Except as provided in these By-laws, the vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 2.9.  Regulations. The Board of Directors may hold its meetings and cause the books and records of the Corporation to be kept at such place or places within or without the State of Nevada as the Board of Directors may from time to time determine. A member of the Board of Directors shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or reports made to the Corporation by any of its officers, by an independent Certified Public Accountant or by an appraiser selected with reasonable care by the Board of Directors or any committee of the Board of Directors or in relying in good faith upon other records of the Corporation.

Section 2.10.  Annual Meeting of Board of Directors. An annual meeting of the Board of Directors shall be called and held for the purpose of organization, election of officers and transaction of any other business. If such meeting is held promptly after and at the place specified for the annual meeting of stockholders, no notice of the annual meeting of the Board of Directors need be given. Otherwise such annual mjeeting shall be held at such time (not more than thirty days after the annual meeting of stockholders) and place as may be specified in a notice of the meeting.

Section 2.11.  Regular Meetings. Regular meetings of the Board of Directors shall be held at the time and place, within or without the State of Nevada, as shall from time to time be determined by the Board of Directors. After there has been such determination and notice thereof has been given to each member of the Board of Directors, no further notice shall be required for any such regular meeting. Except as otherwise provided by law, any business may be transacted at any regular meeting.

Section 2.12.  Special Meetings. Special meetings of the Board of Directors may, unless otherwise prescribed by law, be called from time to time by the Chairman of the Board or the Chief Executive Officer, and shall be called by the President, Chief Executive Officer or the Secretary upon the request of two directors. Except as provided below, notice of any special meeting of the Board of Directors, stating the time, place and purpose of such special meeting, shall be given to each director.

Section 2.13.  Notice of Meetings; Waiver of Notice. Notice of any meeting of the Board of Directors shall be deemed to be duly given to a director (i) if mailed to such director, addressed to him at his address as it appears upon the books of the Corporation or at the address last made known in writing to the Corporation by such director as the address to which such notices are to be sent, at least five days before the day on which such meeting is to be held, (ii) if sent to him at such address by telecopier, telex, e-mail or telegraph, not later than the day before the day on which such meeting is to be held or (iii) if delivered to him personally or orally, by telephone or otherwise, not later than the day before the day on which such meeting is to be held. Each such notice shall state the time and place of the meeting and the purposes thereof.

Notice of any meeting of the Board of Directors need not be given to any director if waived by him in writing (or by telecopier, telex, e-mail or telegram and confirmed in writing) whether before or after the holding of such meeting or if such director is present at such meeting. Any meeting of the Board of Directors shall be a duly constituted meeting without any notice thereof having been given if all directors then in office shall be present thereat.

Section 2.14.  Committees of Directors. The Board of Directors may, by resolution or resolutions passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation.

Except as herein provided, vacancies in membership of any committee shall be filled by the vote of a majority of the whole Board of Directors. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Members of a committee shall hold office for such period as may be fixed by a resolution adopted by a majority of the whole Board of Directors, subject, however, to removal at any time by the vote of a majority of the whole Board of Directors.

Section 2.15.  Powers and Duties of Committees. Any committee, to the extent provided in the resolution or resolutions creating such committee, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. No such committee shall have the power or authority with regard (i) approving or adopting or recommending to the stockholders, any action or matter expressly required by law to be submitted to stockholders for approval, or (ii) adopting, amending or repealing the By-laws.

Section 2.16.  Compensation of Directors. The Board of Directors may from time to time, in its discretion, fix the amounts which shall be payable to directors and to members of any committee of the Board of Directors for attendance at the meetings of the Board of Directors or of such committee and for services rendered to the Corporation.

Section 2.17.  Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if a written consent thereto is signed by all members of the Board of Directors or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or such committee.

Section 2.18.  Action by Telephone Conference. Any one or more members of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.”